UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/08/2014

Discovery Communications, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 8, 2014, Discovery Communications, LLC (“DCL”), a wholly-owned subsidiary of Discovery Communications, Inc. (the “Company”) entered into an employment agreement with Bruce Campbell, the Company’s current Chief Development Officer and General Counsel (the “Employment Agreement”).

Pursuant to the Employment Agreement, Mr. Campbell will serve as the Company’s Chief Development and Digital Media Officer and General Counsel. In this role, Mr. Campbell will have primary responsibility for corporate development, digital media, legal, business affairs and production management. The term of the Employment Agreement is effective as of August 1, 2014 and runs through August 1, 2018. The parties may agree to renew the Employment Agreement. If the Company desires to renew the Employment Agreement, the Company must notify Mr. Campbell to that effect, in writing, no later than 120 days prior to the end of the term of the Employment Agreement. If the Company does not make a Qualifying Renewal Offer, Mr. Campbell will be eligible for severance payments in connection with his termination. If the Company does make a Qualifying Renewal Offer and Mr. Campbell declines the offer, Mr. Campbell will not be eligible for severance payments, but will be eligible for a noncompetition payment. A “Qualifying Renewal Offer” is an offer to renew the Employment Agreement with a meaningful increase in base salary and a bonus target that is at least the same level as in effect at the end of the term of employment and with other material terms that are as favorable in the aggregate as the material terms of the Employment Agreement.

Mr. Campbell’s base salary will be $1.5 million, effective August 1, 2014 and Mr. Campbell is not eligible for a further base salary increase in 2015. Future salary increases will be reviewed and decided in accordance with the Company's standard practices and procedures for similarly-situated employees. Mr. Campbell’s annual incentive compensation plan target amount will equal 130% of his base salary, with his target for fiscal year 2014 being blended based on seven months at his previous bonus target of 90% and five months at the new target of 130%. There is no guaranteed bonus amount. Mr. Campbell will also be considered for annual equity grants in accordance with the Company's normal executive compensation processes and practices. Within 60 days of the execution of the Employment Agreement, Mr. Campbell will be recommended to be granted an award of performance-based restricted stock units (“PRSUs”) with a target value of $2 million, subject to approval by the Compensation Committee of the Board of Directors of the Company. The PRSUs will vest 50% on July 31, 2017 and 50% on July 31, 2018 (subject to satisfaction of the applicable performance metrics, continued employment, and other terms and conditions of the award).

Mr. Campbell’s employment may be terminated for Cause. “Cause” means (a) the conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (b) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Mr. Campbell’s employment with DCL; (c) conduct constituting a financial crime, material act of dishonesty or conduct in violation of the Company's Code of Ethics; (d) improper conduct substantially prejudicial to DCL’s business; (e) willful unauthorized disclosure or use of DCL confidential information; (f) material improper destruction of DCL property; or (g) willful misconduct in connection with the performance of Mr. Campbell’s duties. If Mr. Campbell’s employment is terminated for Cause, he will be entitled to receive only amounts or benefits that have been earned or vested at the time of his termination.

If Mr. Campbell’s employment is terminated by DCL without Cause (as defined above) or by Mr. Campbell for Good Reason (or, as described above, results from DCL’s failure to make a Qualifying Renewal Offer), DCL will make the following severance payments: (a) current salary, payable on regular Company paydays, for the longest of (i) the balance of the term of employment under the Employment Agreement, (ii) 12 months, or (iii) the number of weeks of severance Mr. Campbell would otherwise have been entitled to under the Company’s severance plan; and (b) the full, unprorated bonus under the Company's bonus or incentive plan for the year in which the termination occurs (subject to achievement of the applicable performance metrics). In certain cases in which Mr. Campbell is relieved of all work responsibilities for some period of time prior to the effective date of his termination of employment, salary paid during this period of “garden leave” will be offset against the severance amounts otherwise payable to Mr. Campbell. “Good Reason” means (a) a material reduction in Mr. Campbell’s duties or responsibilities; (b) a material change in the location of the office where Mr. Campbell works (i.e., relocation outside the New York, NY metropolitan area); (c) a material breach of the Employment Agreement by DCL; or (d) a change in the position to which Mr. Campbell reports (other than a change to report to the Chairman of the Board of Directors or to the Board of Directors).These severance amounts are contingent on Mr. Campbell executing a release in favor of DCL. Additionally, if Mr. Campbell secures employment or any consulting, contractor or other business arrangement for services during the period during which DCL is providing severance payments, DCL would have the right to reduce the amounts otherwise payable under the employment agreement by the amount Mr. Campbell receives for those services.   The Employment Agreement also contains a non-competition covenant and non-solicitation clauses effective during Mr. Campbell’s employment with DCL and for a period of 12 months after the conclusion of Mr. Campbell’s employment. If Mr. Campbell ceases to comply with the non-competition clauses in the Employment Agreement, the non-competition related payments described below, as well as any severance payments, would be terminated.

If the Company makes a Qualifying Renewal Offer to renew the Employment Agreement and Mr. Campbell declines the renewal, Mr. Campbell would be eligible for a payment of 50% of his base salary for the 12 months following the termination of the agreement. This payment would be contingent upon Mr. Campbell’s continued compliance with the non-competition covenants in the Employment Agreement and executing a release in form satisfactory to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

Date: August 13, 2014	By:	/s/ Andrew Warren
Andrew Warren
Senior Executive Vice President and Chief Financial Officer